EXHIBIT 15

                             ARTHUR ANDERSEN LLP



To Jacobson Stores Inc.:

We are aware that Jacobson Stores Inc. has incorporated by reference in its Form S-8 Registration Statements File No. 2-88295 and File No. 033-53469 and Form S-2 File No. 33-10532 its Form 10-Q for the quarter ended April 26, 1997, which includes our report dated May 9, 1997, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                               Very truly yours,



                                               /s/  Arthur Andersen LLP
                                               ------------------------


Detroit, Michigan
June 5, 1997